Exhibit 3.7

AMENDMENT TO

LIMITED LIABILITY COMPANY AGREEMENT

OF

LEHIGH GAS GP LLC

AMENDMENT TO

LIMITED LIABILITY COMPANY AGREEMENT

OF

LEHIGH GAS GP LLC

This AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT OF LEHIGH GAS GP LLC, a Delaware limited liability company (the “Company”), dated as of October 1, 2014 (this “Amendment”) is entered into by CST GP, LLC, a Delaware limited liability company, the sole member of the Company (the “Sole Member”). This Amendment amends that certain Limited Liability Company Agreement, dated as of December 2, 2011 (the “LLC Agreement”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the LLC Agreement.

RECITALS:

WHEREAS, on October 1, 2014, CST Brands, Inc. purchased from Lehigh Gas Corporation 100% of the membership interests in the Company.

WHEREAS, contemporaneously with this Amendment the Company, as general partner of Lehigh Gas Partners LP (the “Partnership”), executed an amendment to the First Amended and Restated Agreement of Limited Partnership of the Partnership to effect a name change of the Partnership to “CrossAmerica Partners LP”.

WHEREAS, the Board desires to amend the LLC Agreement to effect a name change of the Company (the “Name Change”) to “CrossAmerica GP LLC.”

WHEREAS, the Board has determined that the Amendment to effect the Name Change is desirable and in the best interests of the Company.

WHEREAS, pursuant to Section 2.2 of the LLC Agreement, the Board in its discretion may effect a name change of the Company at any time and from time to time.

WHEREAS, pursuant to Section 9.6 of the LLC Agreement, the Sole Member has given written approval for this Amendment.

AGREEMENT:

NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

Section 1. Amendment to Section 1.1. Section 1.1 is amended to restate the following definition in its entirety:

“Partnership” means CrossAmerica Partners LP, a Delaware limited partnership (formerly known as Lehigh Gas Partners LP).”

Section 2. Amendment to Section 2.2. Section 2.2 is amended and restated in its entirety to read as follows:

“Name. The name of the Company shall be “CrossAmerica GP LLC.” The Company’s business may be conducted under any other name or names deemed necessary or appropriate by the Board in its discretion, including, if consented to by the Board, the name of the Partnership. The words “Limited Liability Company,” “L.L.C.” or “LLC” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Board in its discretion may change the name of the Company at any time and from time to time and shall promptly notify the Sole Member of such change.”

Section 3. Miscellaneous. The provisions of the LLC Agreement shall remain in full force and effect except as expressly amended and modified as set forth in this Amendment. This Amendment and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Delaware without regard to any choice of law principles. This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute but one and the same document.

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IN WITNESS WHEREOF, the Sole Member has executed this Amendment as of the date first written above.

CST GP, LLC

By:	/s/ Kimberly S. Lubel
Kimberly S. Lubel President

Signature Page To

Amendment to Limited Liability Company Agreement